Exhibit 99.1

Speedus Announces Reverse Stock Split

November 30, 2007 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced that its Board of Directors has approved a reverse split of Speedus’ common stock at a ratio of one-for-four shares, to take effect with the open of trading on Monday, December 3, 2007. As is customary, a “D” will be appended to the trading symbol and Speedus’ common stock will begin trading at that time on a post-reverse split basis under the symbol “SPDED” for a period of 20 trading days. Thereafter, it will resume trading under the Company's original symbol “SPDE”.

At the annual meeting of stockholders, held on November 20, 2007, Speedus received stockholder approval of a proposal authorizing the Company’s Board of Directors, in its discretion, to implement a reverse split of the Company's issued and outstanding shares, as well as treasury shares, at a ratio not to exceed one-for-six. Thereafter, the Board of Directors approved the one-for-four ratio.

No fractional shares will be issued in connection with the reverse stock split, nor will cash be issued in lieu of fractional shares. Fractional shares will be rounded up to the next whole share. The exercise price and the number of shares of common stock issuable under the Company's outstanding stock options will be proportionately adjusted to reflect the reverse stock split. Additional information about the reverse stock split is available in Speedus' definitive proxy statement filed with the Securities and Exchange Commission on October 19, 2007 and available at the Company’s website at www.speedus.com.

Existing stockholders holding Speedus common stock certificates will receive a Letter of Transmittal from the Company's transfer agent with specific instructions regarding the exchange of shares. Computershare is Speedus’ transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.